Exhibit 10(ah)

October 21, 2016

Ralf Ledda
Germany

SUBJECT: EMPLOYMENT CONTRACT - This contract cancels and replaces all employment contracts you have or had in the past with Invacare or any company belonging to Invacare group (including Alber GmbH)

Dear Ralf:

Following our discussions, we have the pleasure in confirming our fixed employment contract with our Company at the following terms and conditions:

Between Invacare International Sarl, Switzerland
(in the following referred to as the “Company”)

And Ralf Ledda
(in the following referred to as the “Employee”)

1.	THE EMPLOYMENT:

2.1
Position: The Employee is employed with the Company on the terms provided in this contract as Senior Vice President &General Manager, EMEA. The Employee will perform all acts, duties and obligations which are reasonably consistent with his job description and comply with all reasonable instructions given from time to time by the Company. The Company may require the Employee to undertake other duties or special projects from time to time, it being understood that he will not be required to perform duties which are not reasonably within his capabilities.

Reporting To: The Employee will report to Matthew Monaghan, Chairman, President & CEO, Invacare Corporation, the Company’s corporate parent, based at our Corporate Headquarters in the USA.

2.2.	Commencement: 1st November 2016 latest, earlier if possible. For seniority calculation purpose, your entry date in the company is November 1st 1995.

2.3	Trial Period: The parties waive the application of any trial period.

2.4
Canton of Residence: Due to the tax concessions of the legal entity Invacare International Sarl, the Employee is required to fiscally reside in the headquarters location. It is expected that the Employee move his fiscal residence within a period of three (3) months after the start of the employment contract and the Employee is expected to have a residence in the headquarters locations during the transition period. Further, the Employee is expected to complete his full relocation by 31st December 2017.

2.5
Working Permit: The Employee must be in possession of a working permit. If not, the Company will request a working permit from the local authorities and the Employee should provide all of the requested documentation in due time. The Employee should bring a copy of his passport on the first day of employment and the Company will prepare the necessary paperwork for the establishment of his Swiss Social Security number (AVS) and working permit. The Employee will also have to set up a Swiss bank account for salary payments.

2.6
Working Hours: The normal weekly working hours are 40, excluding lunch breaks. The Employee shall devote his full working capacity to the Company and may not engage in other paid work without the written consent of the Company. Employees should work during core hours, but flexibility can be agreed with the Manager.

2.7
Work Environment: In order that the Company maintain a positive work environment, the Employee must not engage in nor permit any fellow employee(s) to engage in any form of harassment or unlawful discrimination against another person (whether a Company employee or not). This includes harassment and discrimination on the basis of age, sex, race, disability, religion or belief, marriage and civil partnership, pregnancy and maternity, gender reassignment and sexual orientation.

2.8	Policies and Procedures: The Employee will adhere to all policies and procedures of the Company, which are currently located in the Company’s Sharepoint portal available to all employees.

3. RENUMERATION

3.1
Base Salary: The Employee shall be remunerated in line with the Swiss market for similar positions, with a yearly gross salary of SFr 390’000. (three hundred and ninety thousand Swiss Francs per annum) paid in 12 installments per year, i.e. SFr 32’500 per month. The Gross Fixed Annual Salary will be reviewed annually based on performance in the job and next salary review will be Jan 2018. Please note that there is no automatic entitlement to a salary increase in any year. Upon permanent relocation to headquarter location, temporary living allowance will cease and yearly gross salary will be adjusted to SFr 405’000 (four hundred and five thousand Swiss Frans per annum) paid in 12 installments per year.

3.2
Bonus Plan MBO: In addition the Employee will be entitled to a bonus target of 50% of Gross Base Annual Salary. This bonus is subject to the Invacare Bonus Scheme and will be dependent upon the achievement of agreed objectives, based on Company and personal objectives, as approved by the Compensation and Management Development Committee of the Board of Directors of Invacare Corporation (the “Compensation Committee”). Should the Employee resign prior to the end of the plan year, i.e. not be on the payroll until the 30th of November each year, the Employee is entitled to receive a prorated payment of his bonus (based on months worked in bonus plan year and known achievement levels vs targets). The bonus will be paid within the usual period of payment April the latest) when results are known.

3.3
Restricted Stock Units: Upon acceptance of this offer, the Employee will be eligible to receive a restricted stock grant in the amount of 20,000 shares. Restrictions will lapse on one-third of the grant on November 15 of each year over the next three years. Once granted, the Employee will receive additional details about the grant. Subject to review and approval by the Compensation Committee, the Employee will be eligible to receive restricted stock grants on an annual basis.

3.4	One Time Sign-On Bonus: The Employee is eligible for a lump sum payment of SFr 10’000 which will be paid together with the first salary payment.

3.5	Supplementary Hours: As a SVP and due to this job level, there will be no compensation for overtime either in the form of payment or time off in lieu.

3.6	Taxation: In line with the fiscal legislation for the Canton of Vaud (or the headquarter location if different) the Employee’s taxes will be deducted at source each month.

3.7
Temporary Living Allowance: The Employee will receive a temporary living allowance of SFr 2’500 per month until such time as the Employee permanently relocates to the headquarters location at a time mutually agreed by the Company and the Employee.

3.	RELOCATION ASSISTANCE:

3.1	Moving Costs: The Company will cover the costs of the Employee’s move to Switzerland after submission of three (3) estimates for approval. The Company will also provide house hunting assistance.

3.2	Relocation Allowance: Once the employee relocates to Switzerland, the Employee will be entitled to one month gross salary relocation allowance.

3.3	Home Visit Allowance: The Employee will be entitled to receive 2 home trips to Germany per month for 12 months.

3.4
Education Allowance for Dependents: The Company will reimburse for primary or secondary school for the Employee’s eligible dependent children living in Switzerland up to SFr 20,000 per year upon presentation of receipts, in the event a private education is required to meet the needs of the child, as determined by the Employee and approved by the Invacare Chief Executive Officer.

4.
COMPANY CAR: The Employee is eligible to receive a company car or car allowance in line with the Company’s Car Policy. An example of such a car is an Audi A6 or BMW 5 series with a maximum lease price of SFr 1’500 per month inclusive of everything, except petrol which will be reimbursed through expense reporting. Please note that a company car is a taxable benefit in line with Swiss Fiscal Legislation. Should the Employee leave the Company, the company car shall be returned no later than the end of the employment contract. Should the Employee fall ill for a period of more than 1 month, the Employee will return the company car and at this time he will be provided with a low cost, low maintenance car until such time as he returns to full employment capacity or the employment contract ends.

5.
INSURANCE: The usual Employee’s contribution to Swiss Social Security (AVS/AI/APG), unemployment benefits, loss of wages insurance in case of illness and pension fund shall be deducted from gross base salary.

5.1	Accident Insurance: The Company pays the premiums for the accident insurance, whether professional or non-professional (providing the Employee works a minimum of 8 hours per week).

5.2	Loss in Salary Insurance: The Company pays the premiums for loss in salary insurance in case of sickness.

5.3
Pension: The Employee will be entitled to the Company’s LPP Pension Plans - Basic and Complementary (Plans 1 & 2) according to the rules in place. The remuneration used for benefits is the Employee’s Gross Base Annual Salary pay exclusive of bonuses.

5.4
Medical: The Employee will receive a contribution towards medical insurance of SFr400. - per month. It is a legal obligation in Switzerland to take medical insurance coverage, and the Company will help the Employee obtain this.

6.
TRANSFER OF DATA: The Employee gives permission to the Company to transfer personal and confidential data to other Invacare companies either in Europe or outside of Europe that may be required for the normal running of the business or the remuneration conditions of the contract of employment.

7.
TRAVEL EXPENSES: The Employee will be paid or reimbursed for any reasonable expenses properly incurred by him while performing his duties on behalf of the Company, subject to the production of receipts in respect of such expenses and subject to compliance with the Company’s rules and policies relating to expenses. The Company will not reimburse expenses related to home trips to Germany and this includes flights, meals, parking, tolls, etc. which are non- work related except as provided for in article 3.3 above. Expense reports should be submitted no later than 30 days after the closing of the previous month.

8.	SMOKING: The offices of Invacare International Sarl are designated as a no smoking area. The Employee is permitted to smoke outside the building or on the terrace outside the offices.

9.
LAPTOP AND MOBILE PHONE: The Company will provide a Laptop and a mobile phone for business purposes, during the course of the employment for as long as the Employee is physically required to work. The Employee may also use the mobile phone for personal calls, providing such use is reasonable. Hence such a privilege may be withdrawn without redress, should the Company have reasonable cause to believe the facility is being abused.

10.
HOLIDAYS: Legal entitlement in Switzerland is 20 days. Invacare employees are entitled to paid holidays of 25 working days per annum. In the case of sick leave or maternity leave, vacation entitlement will be reduced in accordance with Swiss legislation. The Employee will adhere to the Invacare public holiday and Company holiday schedule for security reasons. Upon termination, any vacation taken but not accrued up to the date of the end of the contract will be deducted from the final salary payment. The Employee must obtain the prior written approval from his manager before booking holiday dates, through completion of a vacation entitlement sheet, to be found on the Company’s SharePoint data base.

11.	TERMINATION

11.1
Fixed Term and Notice Period: Both parties conclude this contract for an initial fixed term of 2 years starting from the date of commencement (see article 1.2 above). Both parties can terminate the contract of employment in writing with a notice period of 9 months.

11.2	At the end of the month in which the Employee reaches the age of 65 the employment will stop. The Company shall be entitled at any time during his employment, or in any event on termination, to deduct from his salary (or any other monies due to the Employee), any monies due from him to the Company including (but not limited to) any cash advances, training costs (in accordance with the Company Training funding policy and agreement), any sums to be deducted in accordance with the Company’s vehicle policy, the cost of repairing any damage or loss to the Company’s property caused by the Employee (and of recovering the same), any sums due from the Employee and any other monies owned by him to the Company including replacement of car park remote control and loaned equipment.

11.3	The Company reserves the right to terminate the Employee’s contract without any notice or payment in lieu of notice if it has been reasonable grounds to believe that:

•	The Employee has committed gross misconduct;

•	The Employee has taken leave without authorization (except in the case of illness or accident);

•	The Employee is in material breach of one of the terms of this contract;

•
The Employee is convicted of any criminal offense (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties; and/or

•	The Employee has committed any fraud, dishonesty, or conduct tending to bring him, the Company or any Associated Company into disrepute.

Further examples of gross misconduct are set out under Swiss Labor Laws. The Company reserves the right to require the Employee not to attend work and/or not to undertake all or any of the duties of employment and/or not to contact any client, customer, supplier, contractor, officer of employee of the Company or any Associated Company at any time or times during any period of notice served under this contract (whether given by him or the Company), provided always that the Company shall continue to pay his salary and contractual benefits whilst the Employee remains employed by the Company (“Garden Leave”). During any such period of Garden leave Employee shall remain readily contactable and available for work.

11.4
The Company shall retain the right to suspend the Employee on full pay and benefits pending any investigation into potential dishonesty, gross misconduct or other circumstances which (if proved) would entitle the Company to dismiss the Employee summarily).

12.	SECRECY: The Employee shall neither during his employment (except in the proper performance of his duties) nor at any time (without limit) after its termination directly or indirectly:

•
use for his own purposes or those of any other person, company, business entity or other organization whatsoever disclose to any person, company, business entity or other organization whatsoever; any trade secrets or confidential information relating or belonging to the Company or any of its Associated Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans, strategies or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software, any document marked “Confidential” (or with a similar expression), or any information which the Employee has been told is confidential or which the Employee might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers and other persons or any information, or

•
at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s or any Associated Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

The obligations contained in this article shall not apply to any disclosures required by law, provided Company is given prior notice and opportunity to contest such disclosure, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of Employee’s employment, other than by way of unauthorized disclosure.

The Employee must not make or communicate (or cause or facilitate the making or communication of) any oral or written statement to any representative of the press, television, radio or other media on any matter connected with or relating to the Company or any of its Associated Companies, without the prior written consent of the Company. For purposes of this contract, “Associated Companies” means Invacare Corporation and its subsidiaries.

13.
EXCLUSIVITY OF SERVICE: The Employee is required to devote his full time, attention and abilities to his job duties during working hours, and to act in the best interests of the Company and its Associated Companies at all times. The Employee must not, without the prior written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to, any other business or organization where this is, or is likely to be, in conflict or competition with the interests of the Company or its Associated Companies or where this may adversely affect the efficient discharge of his duties.

14.
COPYRIGHT, INVENTIONS AND PATENTS: All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Employee in the course of his employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company. The cost of applications to secure patents or register designs of inventions will be borne by the Company and the Employee is expected to communicate immediately any invention, improvement, discovery, process or design copyright which he creates or obtain in the course of Employee’s duties, which will become the absolute property of the Company. The Employee and the Company acknowledge the provisions of current legislation related to Patents. If the Employee makes any inventions that do not belong to the Company under the law, (with the exception of any inventions which are not made under or are not related to Employee’s duties of employment under these Terms and Conditions). Employee agrees that he will forthwith license or assign (as determined by the Company) to the Company their rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them.

15.
NON-COMPETITION CLAUSE: If the Employee gives notice to resign from the Company, or is dismissed by the Company the Employee is not for a period of 12 months from date of termination of employment (waiting period) entitled directly or indirectly to work for or be attached to, or directly or indirectly be economically interested in any company competitive to the Company or its Associated Companies. Within Europe and through their pay, the Employee has had consideration for this competitive clause. By competitive, it is meant any company or activity which is directly involved in the same business domain as the Company and which is selling its products or services to the same clientele as the Company within the territory of Europe. Any offense against the competition clause can be replied by means of usual remedies, including prohibitory injunction without security and claim for damages. If an offense occurs against the non-competition clause the Employee is obliged to pay a contract penalty of six months of his gross salary. Payment of contract penalty does not relieve the Employee from respecting the non-competitive clause. The contact penalty does not prevent the Company from claiming damages from the Employee.

16. POST-EMPLOYMENT NON-INTERFERENCE WITH CUSTOMER AND SUPPLIER RELATIONSHIPS: The Employee also agrees that he or she shall not, for a period of twelve months following the date Employee ceases to work for the Employer, directly or indirectly, on his or her own behalf or on behalf of any other person or entity, communicate with (regardless of who initiates the communication) or do business with any customer or supplier of Employer with respect to any Competitive Product. This covenant applies to those (I) customers and suppliers, and their respective affiliates, with whom, during the last two years of employment, Employee had personal contact or about which Employee received Confidential Information, to which Employer has sold its products or services prior to the date Employee ceases to work for Employer, and (II) those prospective customers and suppliers with which, during the last two years of employment, Employee actively pursued sales or supply opportunities, on behalf of Employer.

17.
POST-EMPLOYMENT NON-RECRUITMENT: The Employee agrees that the Company has and will invest substantial time and effort in acquiring and maintaining its workforce. Accordingly, the Employee agrees that for a period of one (1) year following the date the Employee ceases to work for Employer, the Employee shall not: (I) hire away, or cause any other person or entity to hire away, any employee of Employer as of the date Employee ceases to work for the Company or, (II) directly or indirectly, on his or her own behalf of any other person or entity, entice or solicit, or seek to induce or influence any such employee to leave his, her or its employment. This restriction shall only apply to employees with the Employee had material contact or about whom the Employee received Confidential Information within the two years prior to the date Employee ceases to work for Employer.

18.
MISCELLANEOUS: Insofar the Employment contract does not derogate from them, the provisions of the following rules and regulations, which form an integral part of this Employment Agreement, shall apply:

a.Code of Business Conduct and Ethics
b.Whistleblower Policy
c.Conflict of Interest Policy
d.Insider Trading Policy

Any controversy about interpretation of this contract and all other disputes between the parties that might stem from this contract must be settled in accordance with Swiss law.

This contract has been executed in two original copies, one given to each of the parties.

Please confirm acceptance of our offer by signing all original documents (signature on the last page and initials on all other pages) and returning one full set of signed documents to the undersigned.

Yours sincerely,

/s/ Matthew Monaghan	/s/ Theo Vassiloudis
Matthew Monaghan	Theo Vassiloudis
Chairman, President & CEO	Vice President, Finance, EMEA

DECLARATION

I acknowledge receipt of, and agree to be bound by, the terms of this Contract of Employment.

Read and agreed     /s/ Ralf Ledda            Date: October 23, 2016